In the news release, PEOPLES BANCORP INC. ANNOUNCES FIRST QUARTER 2023 RESULTS, issued 25-Apr-2023 by Peoples Bancorp Inc. over PR Newswire, we are advised by the company that the prior version released included inaccuracies in the reported amounts for (i) earnings per common share – basic, (ii) earnings per common share – diluted, (iii) weighted-average common shares outstanding – basic, (iv) weighted-average common shares outstanding – diluted and (v) pre-provision net revenue per common share – diluted throughout the release. The complete, corrected release follows:

P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
April 25, 2023		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES FIRST QUARTER 2023 RESULTS
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced results for the three months ended March 31, 2023. Peoples reported net income of $26.6 million for the first quarter of 2023, representing earnings per diluted common share of $0.94. In comparison, Peoples reported earnings per diluted common share of $0.95 for the fourth quarter of 2022, and of $0.84 for the first quarter of 2022.
The provision for (recovery of) credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.05 for the first quarter of 2023, compared to $0.06 for the fourth quarter of 2022, while the release of provision positively impacted earnings per diluted common share by $0.18 for the first quarter of 2022.
Non-core items, and the related tax effect of each, in net income primarily included acquisition-related expenses. Non-core items negatively impacted earnings per diluted common share by $0.05 for the first quarter of 2023, $0.03 for the fourth quarter of 2022, and $0.04 for the first quarter of 2022.
"We are very pleased with our results for the first quarter of 2023. We are above well capitalized levels, even if we included our accumulated other comprehensive loss on our available-for-sale portfolio and unrealized losses on our held-to-maturity investment portfolio. Net interest margin was 4.53%, an improvement of 9 basis points compared to the linked quarter." said Chuck Sulerzyski, President and Chief Executive Officer. "Our return on average assets continued to be strong at 1.49%, and our tangible equity to tangible assets ratio improved 41 basis points to 7.08% when compared to at year-end. We continue to be optimistic about our ability to grow earnings and assets, while maintaining or improving credit quality."
Investment Portfolio Restructuring:
During the first quarter of 2023, Peoples executed the sale of $96.7 million of its lower yielding available-for-sale securities for an after-tax loss of $1.6 million. Proceeds from the sale were used to pay down overnight borrowings. The loss on the sale of these available-for-sale securities had a nominal impact on tangible book value as such loss was previously reflected in capital through accumulated other comprehensive loss. The realized losses recognized due to these transactions are projected to be earned back within the 2023 fiscal year.
Limestone Acquisition:
On October 25, 2022, Peoples announced the signing of a definitive Agreement and Plan of Merger pursuant to which Peoples will acquire, in an all-stock merger, Limestone Bancorp Inc. ("Limestone"), a bank holding company headquartered in Louisville, Kentucky, and the parent company of Limestone Bank. Under the terms of the Agreement and Plan of Merger, Limestone will merge with and into Peoples, and Limestone Bank will subsequently merge with and into Peoples’ wholly-owned subsidiary, Peoples Bank (collectively, the "Limestone Merger"), in a transaction valued at approximately $208.2 million at the time of the announcement. The Limestone Merger is expected to close on April 30, 2023, as all regulatory and shareholder approvals have been received. As of March 31, 2023, Peoples had recognized $1.0 million in acquisition-related expenses associated with this pending transaction.

Completion of Vantage Acquisition:
On March 7, 2022, Peoples Bank acquired Vantage Financial, LLC (“Vantage”), a nationwide provider of equipment financing headquartered in Excelsior, Minnesota. Under the terms of the agreement, Peoples Bank purchased 100% of the equity of Vantage for total cash consideration of $54.0 million. Peoples Bank also repaid $28.9 million in recourse debt on behalf of Vantage, for total consideration of $82.9 million. Vantage offers mid-ticket equipment leases, primarily for business essential information technology equipment across a wide-array of industries. Upon completion of the transaction, Vantage became a subsidiary of Peoples Bank. Peoples recorded lease assets of approximately $154.9 million as of the acquisition date. Peoples recorded $27.2 million in goodwill and $13.2 million in other intangible assets in connection with the Vantage acquisition.
Statement of Operations Highlights:
•Net interest income increased $2.3 million, or 3%, compared to the linked quarter and increased $18.6 million, or 34%, compared to the first quarter of 2022.
◦Net interest margin increased 9 basis points to 4.53% for the first quarter of 2023, compared to 4.44% for the linked quarter and increased 112 basis points compared to 3.41% for the first quarter of 2022.
◦The increase in net interest margin compared to the linked quarter was driven by increases in market interest rates, by a change in the loan portfolio mix, and by recent purchases of higher yielding investment securities.
◦The increase in net interest income for the first quarter of 2023 compared to the first quarter of 2022 was driven by increases in market interest rates and a full quarter of income from Vantage in the first quarter of 2023 compared to only one month of income in the first quarter of 2022.
•Peoples recorded a provision for credit losses of $1.9 million for the first quarter of 2023, compared to $2.3 million for the fourth quarter of 2022, and a recovery of credit losses of $6.8 million for the first quarter of 2022.
◦The provisions for credit losses in the first quarter of 2023 and the linked quarter were largely attributable to a deterioration of macro-economic conditions and an increase in charge-off activity, partially offset by a reduction in reserves for individually analyzed loans. The recovery of credit losses in the first quarter of 2022 was attributable to an improvement in economic factors and loss drivers within the current expected credit loss ("CECL") model.
◦Net charge-offs were $1.5 million, or 0.13% of average total loans annualized, for the first quarter of 2023, compared to $2.1 million, or 0.18%, for the linked quarter and $1.9 million, or 0.17%, for the first quarter of 2022.
•Total non-interest income, excluding net gains and losses, increased $1.7 million, or 9%, compared to the linked quarter, and increased $1.2 million, or 6%, compared to the first quarter of 2022.
◦The increase in non-interest income, excluding gains and losses, when compared to the fourth quarter of 2022 was largely driven by increased insurance income due to seasonal performance-based commissions being earned in the first quarter of each year.
◦Total non-interest income, excluding net gains and losses, for the first three months of 2023 was 23% of total revenue.
•Total non-interest expense increased $3.1 million, or 6%, compared to the linked quarter and increased $4.9 million, or 9%, compared to the first quarter of 2022.
◦The increase in total non-interest expense for the first quarter of 2023 when compared to the linked quarter was primarily attributable to an increase in salaries and employee benefit costs due to anticipated annual expenses that occur in the first quarter of each year including annual merit increases, stock-based compensation expenses attributable to retirement-eligible employees and health savings account ("HSA") contributions.
◦For the first quarter of 2023, the efficiency ratio was 57.8%. When adjusted for non-core items, the efficiency ratio was 57.2% for the first quarter of 2023.
Balance Sheet Highlights:
•Period-end total loan and lease balances increased $52.6 million, or 4% annualized, compared to December 31, 2022. Average total loan and lease balances for the three months ended March 31, 2023 increased $49.2 million compared to the three months ended December 31, 2022.
◦The increases in period-end and average total loan and lease balances were primarily the result of growth in (i) other commercial real estate, (ii) indirect consumer loans and (iii) leases.
•Asset quality metrics remained stable during the quarter.
◦Delinquency trends remained steady as loans considered current comprised 98.8% of the loan portfolio at March 31, 2023, compared to 98.6% at December 31, 2022.
◦Nonperforming assets decreased $2.4 million compared to December 31, 2022. The decrease was primarily attributable to a reduction in nonaccrual residential real estate loans and other commercial real estate loans, mostly offset by an increase in nonperforming leases.

◦Criticized loans increased $7.6 million during the first quarter of 2023. The increase was primarily driven by the downgrades of three commercial and industrial relationships.
◦Classified loans increased $3.7 million during the first quarter of 2023. The increase was primarily driven by a downgrade of a commercial and industrial relationship.
•Period-end total deposit balances at March 31, 2023 increased $71.6 million, or 1%, compared to at December 31, 2022.
◦The increase was driven by an increase in total certificates of deposits balances.
◦The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at March 31, 2023 were 75% and 25%, respectively, compared to 74% and 26%, respectively, at December 31, 2022.
◦Total demand deposit balances were 46% and 48% of total deposit balances at March 31, 2023 and at December 31, 2022, respectively.
◦Total loan balances were 82% of total deposit balances at both March 31, 2023 and December 31, 2022.
◦At March 31, 2023, 32% of our deposit balances exceeded the FDIC insurance limit of $250,000 compared to 33% at December 31, 2022. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $698.9 million of the uninsured deposit balances at March 31, 2023.
Net Interest Income:
Net interest income was $72.9 million for the first quarter of 2023, an increase of $2.3 million, or 3%, compared to the linked quarter. Net interest margin was 4.53% for the first quarter of 2023, compared to 4.44% for the linked quarter. The increases in net interest income and net interest margin were driven by 50 basis points of improvement in loan yields due to recent increases in market interest rates and a shift in the composition of the loan portfolio into higher-yielding leases, and 41 basis points of improvement in investment yields when compared to the linked quarter due to purchases of investment securities with higher interest rates and sales of lower-yielding investment securities.
Net interest income for the first quarter of 2023 increased $18.6 million, or 34%, compared to the first quarter of 2022. Net interest margin increased 112 basis points compared to 3.41% for the first quarter of 2022. The increase in net interest income compared to the first quarter of 2022 was driven by increases in market interest rates and a full quarter of income from the Vantage acquisition.
Accretion income, net of amortization expense, from acquisitions was $2.0 million for the first quarter of 2023, $2.2 million for the fourth quarter of 2022 and $2.7 million for the first quarter of 2022, which added 13 basis points, 14 basis points and 17 basis points, respectively, to net interest margin. The decreases in accretion income for the first quarter of 2023 when compared to the linked quarter and the first quarter of 2022 were driven by less loan accretion due to lower pay-offs and less accretion from the merger with Premier Financial Bancorp, Inc. ("Premier") and the Vantage acquisition.
Provision for (Recovery of) Credit Losses:
The provision for credit losses was $1.9 million for the first quarter of 2023, compared to a provision for credit losses of $2.3 million for the linked quarter and a recovery of credit losses of $6.8 million for the first quarter of 2022. The provisions for credit losses in the first quarter of 2023 and the linked quarter were largely attributable to a deterioration of macro-economic conditions and an increase in charge-off activity, partially offset by a reduction in reserves for individually analyzed loans. The recovery of credit losses in the first quarter of 2022 was primarily due to an improvement in economic factors and loss drivers within the CECL model.
Net charge-offs for the first quarter of 2023 were $1.5 million, or 0.13% of average total loans annualized, compared to net charge-offs of $2.1 million, or 0.18% of average total loans annualized, for the linked quarter and net charge-offs of $1.9 million, or 0.17% of average total loans annualized, for the first quarter of 2022. For additional information on credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Operations. The net loss realized during the first quarter of 2023 was $2.2 million, compared to a net loss of $0.5 million for the linked quarter, and a net gain of $3,000 for the first quarter of 2022. The net loss in the first quarter of 2023 was primarily due to the $2.0 million pre-tax net loss on the sale of the available-for-sale investment securities mentioned above. The net loss for the linked quarter was primarily due to net losses on repossessed assets and net losses on sales of investment securities.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the first quarter of 2023 increased $1.7 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was due to a $1.7 million increase in insurance income due to seasonal performance-based commissions being earned in the first quarter of each year.
Compared to the first quarter of 2022, non-interest income, excluding net gains and losses, increased $1.2 million, primarily due to a $0.7 million increase in insurance income which was attributable to an increase in property and casualty insurance commissions.
Total Non-interest Expense:
Total non-interest expense increased $3.1 million, or 6%, for the three months ended March 31, 2023, compared to the linked quarter. The increase in total non-interest expense for the first quarter of 2023 was attributable to an increase in salaries and employee benefit costs. The increase in salaries and employee benefit costs was due to anticipated additional expenses typically recognized in the first quarter of each year. These expenses included annual merit increases, stock-based compensation expenses attributable to retirement-eligible employees, and HSA contributions.
Compared to the first quarter of 2022, total non-interest expense increased $4.9 million, or 9%, primarily due to increases in (i) salaries and employee benefit costs, (ii) data processing and software expense and (iii) other non-interest expense. The increases were due to growth, including through acquisitions. Partially offsetting these increases were decreases in electronic banking expense and professional fees.
The efficiency ratio for the first quarter of 2023 was 57.8%, compared to 56.7% for the linked quarter, and 66.8% for the first quarter of 2022. The increase in the efficiency ratio compared to the linked quarter was primarily due to the increases in non-interest expenses, which were partially offset by higher net interest income due to increases in the market interest rates. The decrease in the efficiency ratio compared to the prior year quarter was primarily due to a decrease in acquisition-related expenses. The efficiency ratio, adjusted for non-core items, was 57.2% for the first quarter of 2023, compared to 55.9% for the linked quarter and 64.8% for the first quarter of 2022. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $7.0 million with an effective tax rate of 21.0% for the first quarter of 2023, compared to income tax expense of $7.1 million with an effective tax rate of 21.0% for the linked quarter, and income tax expense of $6.0 million with an effective tax rate of 20.2% for the first quarter of 2022. Income tax expense for the first quarter of 2023, compared to the linked quarter, was relatively flat due to similar net income before income taxes. The increase in income tax expense for the three months ended March 31, 2023, compared to the three months ended March 31, 2022, was driven by a higher income before income taxes.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at March 31, 2023 decreased $81.9 million and $252.3 million when compared to at December 31, 2022 and at March 31, 2022, respectively. The change in the balance from December 31, 2022 was due to management's decision to sell $96.7 million of its lower yielding securities during the first quarter of 2023. The change in the balance from March 31, 2022 was due to a reduction in market value of available-for-sale securities driven by the recent increases in market interest rates and the sales of the lower-yielding available-for-sale securities mentioned above. The balances of unrealized losses on available-for-sale investment securities recognized within accumulated other comprehensive loss were $112.7 million, $129.9 million and $61.2 million at March 31, 2023, at December 31, 2022 and at March 31, 2022, respectively.
The held-to-maturity investment securities balance at March 31, 2023 increased $133.9 million and $309.4 million when compared to at December 31, 2022 and at March 31, 2022, respectively. The increases were driven by purchases of agency mortgage-backed securities, agency collateralized mortgage obligations, and agency debentures. Most of the securities purchased during the first quarter of 2023 were classified as held-to-maturity, which has contributed to the reduction of available-for-sale securities as a percentage of the bond portfolio. Management purchased these securities to increase portfolio yield and reduce Peoples' sensitivity to falling intermediate and long-term interest rates. The balances of unrealized losses on held-to-maturity investment securities were $69.9 million, $80.6 million and $37.0 million at March 31, 2023, at December 31, 2022 and at March 31, 2022, respectively.
The duration of the investment portfolio as of March 31, 2023 was estimated to be 5.60 years. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile, which is discussed in further detail below.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other contingent sources of liquidity to ensure the availability of funds. At March 31, 2023, Peoples' had liquid and liquefiable assets of $550.2 million, which represented (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At March 31, 2023, Peoples had a borrowing capacity of $693.3 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ('FRB"), and federal funds. Additionally at March 31, 2023, Peoples had other contingent sources of liquidity totaling $1.9 billion.
Loans and Leases:
The period-end total loan and lease balances at March 31, 2023 increased $52.6 million, or 4% annualized, compared to at December 31, 2022. The increase in the period-end loan and lease balances was primarily driven by increases of (i) $57.5 million in other commercial real estate loans, (ii) $17.8 million in indirect consumer loans and (iii) $9.5 million in leases, partially offset by reductions of $14.6 million in construction loans and $10.8 million in residential real estate loans. At March 31, 2023, commercial real estate loans were 36.0% of the total loan and lease balance compared to 35.4% of the total loan and lease balance at December 31, 2022.
The period-end total loan and lease balances increased $212.6 million compared to at March 31, 2022. The increase in the period-end loan and lease balances was primarily driven by increases of $122.4 million in indirect consumer loans and $87.6 million in leases, partially offset by a reduction of $43.8 million in residential real estate loans. Commercial real estate loans were 37.3% of the total loan and lease balance at March 31, 2022.
Quarterly average loan and lease balances increased $49.2 million in the first quarter of 2023 compared to the linked quarter. The increase was driven by increases of $39.6 million, $27.7 million, and $17.5 million in other commercial real estate loans, indirect consumer loans, and leases, respectively. These increases were partially offset by decreases of $13.5 million in both residential real estate loans and premium finance loans. Compared to the first quarter of 2022, quarterly average loan and lease balances increased $226.5 million, driven by increases of $180.3 million and $116.6 million in leases and indirect consumer loans, respectively, partially offset by a decrease of $73.9 million in residential real estate loans.
Asset Quality:
Asset quality metrics remained stable during the quarter. Total nonperforming assets decreased $2.4 million, or 5%, compared to at December 31, 2022, and $4.6 million, or 10%, compared to at March 31, 2022. The decrease in nonperforming assets compared to the linked quarter was primarily attributable to a reduction in nonaccrual residential real estate loans and other commercial real estate loans, partially offset by an increase in past due leases. The decrease from the prior year quarter was driven by a reduction in nonaccrual other commercial real estate loans, partially offset by an increase in past due leases. Nonperforming assets as a percent of total loans and OREO were 0.90% at March 31, 2023, down from 0.96% at December 31, 2022 and 1.04% at March 31, 2022.
Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $7.6 million and $8.6 million compared to at December 31, 2022 and at March 31, 2022, respectively. As a percent of total loans, criticized loans were 4.18% at March 31, 2023, compared to 4.07% at December 31, 2022 and 4.19% at March 31, 2022. The increase in the amount of criticized loans compared to at December 31, 2022 was primarily related to downgrades of three commercial and industrial relationships. Compared to at March 31, 2022, the increase in the amount of criticized loans was largely due to downgrades of six commercial and industrial relationships, partially offset by pay-downs and upgrades of purchased credit deteriorated ("PCD") loans acquired from Premier. Classified loans, which are those categorized as substandard or doubtful, increased $3.7 million and decreased $16.3 million compared to December 31, 2022 and March 31, 2022, respectively. As a percent of total loans, classified loans were 1.96% at March 31, 2023, compared to 1.90% at December 31, 2022, and 2.41% at March 31, 2022. The increase in classified loans compared to the linked quarter was driven by the downgrade of one commercial and industrial relationship. The decrease in classified loans when compared to the first quarter of 2022 was largely attributable to the upgrade of one larger acquired lodging-related loan from substandard to special mention, as well as pay-downs, including the pay-off of three larger commercial relationships that were acquired.
Annualized net charge-offs were 0.13% of average total loans for the first quarter of 2023, compared to 0.18% for the linked quarter and 0.17% for the prior year quarter, with the decrease relative to the linked quarter driven by lower charge-offs on leases, residential real estate loans and deposit account overdrafts, partially offset by increased charge-offs on indirect consumer loans. The decrease in net charge-offs during the current quarter versus the prior year quarter was primarily attributable to decreases in net charge-offs in (i) commercial and industrial loans, (ii) residential real estate loans, and (iii) other commercial real estate loans, partially offset by an increase in net charge-offs in indirect consumer loans.

At March 31, 2023, the allowance for credit losses was $53.3 million, compared to $53.2 million at December 31, 2022, and $54.8 million at March 31, 2022. The change in the allowance for credit losses compared to at March 31, 2022 was driven by decreases in the allowances for individually analyzed loans, offset by loan growth and deterioration in the economic forecast. The ratio of the allowance for credit losses as a percent of total loans was 1.12% at March 31, 2023, compared to 1.13% at December 31, 2022 and 1.20% at March 31, 2022.
Deposits:
As of March 31, 2023, period-end deposit balances increased $71.6 million, or 1%, compared to December 31, 2022. The increase was primarily driven by increases of $147.6 million in brokered certificates of deposits, which are primarily used as a source of funding, and $91.9 million in retail certificates of deposit. Excluding the increase in brokered certificates of deposits, total deposits at March 31, 2023 decreased $76.0 million when compared to at December 31, 2022 primarily due to reductions of (i) $75.0 million in interest-bearing deposit accounts, (ii) $43.9 million in savings accounts, (iii) $37.9 million in money market deposit accounts, and (iv) $34.3 million in non-interest bearing deposit accounts.
Period-end deposit balances decreased $214.4 million, or 4%, compared to March 31, 2022. Deposits decreased primarily due to reductions in non-interest-bearing deposits, interest-bearing demand deposit accounts, governmental deposit accounts, and money market deposit accounts of $111.6 million, $94.0 million, $85.5 million and $77.2 million, respectively, partially offset by an increase of $185.8 million in brokered certificates of deposits.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at March 31, 2023 were 75% and 25%, respectively, compared to 74% and 26%, respectively, at December 31, 2022 and 72% and 28%, respectively, at March 31, 2022.
Uninsured deposits were 32%, 33%, and 35% of total deposits at March 31, 2023, December 31, 2022, and March 31, 2022, respectively. Uninsured amounts are estimated based on the portion of customer account balances that met or exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $698.9 million of the uninsured deposit balances at March 31, 2023.
Average deposit balances during the first quarter of 2023 decreased $60.8 million compared to the linked quarter. This decrease was driven by lower non interest-bearing deposits, partially offset by an increase in interest-bearing deposits. Compared to the first quarter of 2022, quarterly average deposits decreased $140.4 million, driven by decreases in both non interest-bearing deposits and interest-bearing deposits. Total demand deposit accounts comprised 46%, 48% and 47% of total deposits at March 31, 2023, December 31, 2022, and March 31, 2022, respectively.
Stockholders' Equity:
Total stockholders' equity at March 31, 2023 increased by $34.2 million compared to December 31, 2022, which reflected net income for the quarter of $26.6 million and a decrease in accumulated other comprehensive loss of $16.2 million, partially offset by dividends paid of $10.7 million. The change in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period. Accumulated unrealized losses related to the available-for-sale investment securities portfolio were $112.7 million and $129.9 million at March 31, 2023 and December 31, 2022, respectively.
Total stockholders' equity at March 31, 2023 increased $11.2 million compared to at March 31, 2022, which was primarily due to net income of $104.3 million in the last twelve months partially offset by an increase in accumulated other comprehensive loss of $48.3 million. The increase in accumulated other comprehensive loss was the result of an increase of $51.5 million in unrealized losses related to the available-for-sale investment securities portfolio from March 31, 2022 to March 31, 2023.
At March 31, 2023, the tier 1 risk-based capital ratio was 12.49%, compared to 12.19% at December 31, 2022, and 11.80% at March 31, 2022. The common equity tier 1 risk-based capital ratio was 12.22% at March 31, 2023, compared to 11.92% at December 31, 2022, and 11.51% at March 31, 2022. The total risk-based capital ratio was 13.35% at March 31, 2023, compared to 13.06% at December 31, 2022, and 12.78% at March 31, 2022. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios. Compared to December 31, 2022 and March 31, 2022, these capital ratios improved due to net income during the first quarter of 2023, partially offset by dividends paid.
Book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $28.77 and $17.37, respectively, at March 31, 2023, compared to $27.76 and $16.23, respectively, at December 31, 2022, and $28.41 and $16.39, respectively, at March 31, 2022. The ratio of total stockholders’ equity to total assets was 11.21% at March 31, 2023, compared to 10.90% at December 31, 2022, and 11.17% at March 31, 2022. The ratio increased from March 31, 2022 due primarily to net income over the last twelve months. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, was 7.08% at March 31, 2023, compared to 6.67% and 6.76% at December 31, 2022, and March 31, 2022, respectively. The ratios increased compared to at

December 31, 2022 due to a reduction in accumulated other comprehensive loss. The ratios increased compared to at March 31, 2022 primarily due to net income over the last twelve months, partially offset by an increase in accumulated other comprehensive loss.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. Peoples had $7.3 billion in total assets as of March 31, 2023, and 130 locations, including 113 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and NSL), Peoples Insurance Agency, LLC and Vantage.
Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2023 results of operations on April 25, 2023 at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.
Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the U.S. ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, pension settlement charges, and COVID-19-related expenses.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, pension settlement charges, COVID-19-related expenses and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, and COVID-19-related expenses) divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, and COVID-19-related expenses.

◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, but are not limited to:
(1)the magnitude and continued duration of the recovery from the COVID-19 pandemic and its ongoing impact on the global economy and financial market conditions and Peoples’ businesses, results of operations and financial condition;
(2)ongoing increasing interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(3)the effects of inflationary pressures and the impact of rising interest rates on borrowers’ liquidity and ability to repay;
(4)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the ongoing increasing interest rate policies of the Federal Reserve Board, the completion and successful integration of planned acquisitions, including the recently-completed acquisition of Vantage and the pending Limestone Merger, and the expansion of commercial and consumer lending activities;
(5)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(6)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses;
(7)the effects of easing restrictions on participants in the financial services industry;
(8)local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, ineffective management of the U.S. federal budget or debt, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners) and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(9)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(10)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and adversely impact the amount of interest income generated;
(11)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(12)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(13)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(14)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(15)the replacement of the London Interbank Offered Rate ("LIBOR") with other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
(16)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(17)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(18)Peoples' ability to receive dividends from Peoples' subsidiaries;
(19)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(20)the impact of larger or similar-sized financial institutions encountering problems, such as the recent closures of Silicon Valley Bank in California and Signature Bank in New York, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including potential increased regulatory requirements, and increased reputational risk and potential impacts to macroeconomic conditions;
(21)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(22)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(23)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(24)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(25)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(26)the impact on Peoples' businesses, personnel, facilities, or systems, of losses related to acts of fraud, theft, misappropriation or violence;

(27)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts;
(28)the potential further deterioration of the U.S. economy due to financial, political or other shocks;
(29)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(30)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(31)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(32)Peoples' ability to integrate the pending Limestone Merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(33)the risk that expected revenue synergies and cost savings from the pending Limestone Merger, may not be fully realized or realized within the expected time frame;
(34)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(35)the effect of a fall in stock market prices on the asset and wealth management business;
(36)Peoples' continued ability to grow deposits or maintain adequate deposit levels in light of the recent bank failures; and
(37)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its March 31, 2023 consolidated financial statements as part of Peoples' Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

PER COMMON SHARE:
Earnings per common share:
Basic	$0.95	$0.96	$0.84
Diluted	0.94	0.95	0.84
Cash dividends declared per common share	0.38	0.38	0.36
Book value per common share (a)	28.77	27.76	28.41
Tangible book value per common share (a)(b)	17.37	16.23	16.39
Closing price of common shares at end of period (a)	$25.75	$28.25	$31.31

SELECTED RATIOS:
Return on average stockholders' equity (c)	13.44%	13.86%	11.45%
Return on average tangible equity (c)(d)	23.89%	25.56%	19.05%
Return on average assets (c)	1.49%	1.51%	1.35%
Return on average assets adjusted for non-core items (c)(e)	1.61%	1.56%	1.42%
Efficiency ratio (f)	57.78%	56.74%	66.79%
Efficiency ratio adjusted for non-core items (g)(i)	57.19%	55.91%	64.82%
Pre-provision net revenue to total average assets (c)(h)	2.11%	2.06%	1.30%
Net interest margin (c)	4.53%	4.44%	3.41%
Dividend payout ratio (j)	40.38%	40.02%	43.16%
(a)Data presented as of the end of the period indicated.
(b)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c)Ratios are presented on an annualized basis.
(d)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, and COVID-19-related expenses. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of all gains and losses, acquisition-related expenses, pension settlement charges and COVID-19-related expenses, included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This measure represents a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i)Information presented on a fully tax-equivalent basis, using a 23.3% blended corporate income tax rate for the three months ended March 31, 2023 and December 31, 2022, and a 22.9% blended corporate income tax rate for the three months ended March 31, 2022.
(j)This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022
Total interest income	$84,149	$76,202	$57,425
Total interest expense	11,271	5,589	3,115
Net interest income	72,878	70,613	54,310
Provision for (recovery of) credit losses	1,853	2,301	(6,807)
Net interest income after provision for (recovery of) credit losses	71,025	68,312	61,117
Non-interest income:
Electronic banking income	5,443	5,161	5,253
Insurance income	5,425	3,732	4,731
Trust and investment income	4,084	3,915	4,276
Deposit account service charges	3,523	3,766	3,426
Lease income	1,077	1,336	775
Bank owned life insurance income	707	702	431
Mortgage banking income	314	281	436
Net loss on asset disposals and other transactions	(246)	(302)	(127)
Net (loss) gain on investment securities	(1,935)	(168)	130
Other non-interest income	668	611	719
Total non-interest income	19,060	19,034	20,050
Non-interest expense:
Salaries and employee benefit costs	32,028	28,758	27,729
Net occupancy and equipment expense	4,955	4,847	5,088
Data processing and software expense	4,562	5,013	2,916
Professional fees	2,881	3,310	3,672
Amortization of other intangible assets	1,871	1,998	1,708
Electronic banking expense	1,491	1,097	2,759
Franchise tax expense	1,034	546	764
Marketing expense	930	737	995
FDIC insurance premiums	801	781	1,194
Other loan expenses	739	947	832
Communication expense	613	611	625
Other non-interest expense	4,574	4,721	3,347
Total non-interest expense	56,479	53,366	51,629
Income before income taxes	33,606	33,980	29,538
Income tax expense	7,046	7,131	5,961
Net income	$26,560	$26,849	$23,577

PER COMMON SHARE DATA:
Earnings per common share – basic	$0.95	$0.96	$0.84
Earnings per common share – diluted	$0.94	$0.95	$0.84
Cash dividends declared per common share	$0.38	$0.38	$0.36
Weighted-average common shares outstanding – basic	27,891,760	27,843,203	28,006,165
Weighted-average common shares outstanding – diluted	28,021,879	27,981,656	28,129,131
Common shares outstanding at end of period	28,488,158	28,287,837	28,453,175

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$97,101	$94,679
Interest-bearing deposits in other banks	60,053	59,343
Total cash and cash equivalents	157,154	154,022
Available-for-sale investment securities, at fair value (amortized cost of $1,196,521 at March 31, 2023 and $1,300,719 at December 31, 2022) (a)	1,049,497	1,131,399
Held-to-maturity investment securities, at amortized cost (fair value of $624,436 at March 31, 2023 and $478,509 at December 31, 2022) (a)	694,072	560,212
Other investment securities	52,763	51,609
Total investment securities (a)	1,796,332	1,743,220
Loans and leases, net of deferred fees and costs (b)	4,759,718	4,707,150
Allowance for credit losses	(53,303)	(53,162)
Net loans and leases	4,706,415	4,653,988
Loans held for sale	2,527	2,140
Bank premises and equipment, net of accumulated depreciation	86,567	82,934
Bank owned life insurance	105,999	105,292
Goodwill	292,597	292,397
Other intangible assets	31,965	33,932
Other assets	131,964	139,379
Total assets	$7,311,520	$7,207,304
Liabilities
Deposits:
Non-interest-bearing	$1,555,064	$1,589,402
Interest-bearing	4,233,463	4,127,539
Total deposits	5,788,527	5,716,941
Short-term borrowings	490,670	500,138
Long-term borrowings	95,629	101,093
Accrued expenses and other liabilities	117,151	103,804
Total liabilities	6,491,977	6,421,976
Stockholders' equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at March 31, 2023 or at December 31, 2022	—	—
Common shares, no par value, 50,000,000 shares authorized, 29,868,456 shares issued at March 31, 2023 and 29,857,920 shares issued at December 31, 2022, including shares held in treasury	684,367	686,450
Retained earnings	281,771	265,936
Accumulated other comprehensive loss, net of deferred income taxes	(110,979)	(127,136)
Treasury stock, at cost, 1,457,611 shares at March 31, 2023 and 1,643,461 shares at December 31, 2022	(35,616)	(39,922)
Total stockholders' equity	819,543	$785,328
Total liabilities and stockholders' equity	$7,311,520	$7,207,304
(a)    Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $241 at each of March 31, 2023 and December 31, 2022.
(b)    Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2023	2022	2022	2022	2022
Loan Portfolio
Construction	$232,296	$246,941	$215,621	$202,588	$238,305
Commercial real estate, other	1,481,062	1,423,518	1,423,479	1,460,023	1,457,232
Commercial and industrial	891,139	892,634	877,472	858,452	887,151
Premium finance	158,263	159,197	167,682	152,237	145,813
Leases	354,641	345,131	312,847	314,522	267,068
Residential real estate	712,602	723,360	733,361	743,005	756,429
Home equity lines of credit	174,383	177,858	174,525	169,335	162,288
Consumer, indirect	647,177	629,426	592,309	563,088	524,778
Consumer, direct	107,406	108,363	113,314	111,804	107,390
Deposit account overdrafts	749	722	597	851	699
Total loans and leases	$4,759,718	$4,707,150	$4,611,207	$4,575,905	$4,547,153
Total acquired loans and leases (a)	$1,024,739	$1,108,728	$1,186,069	$1,304,633	$1,400,336
Total originated loans and leases	$3,734,979	$3,598,422	$3,425,138	$3,271,272	$3,146,817
Deposit Balances
Non-interest-bearing deposits (b)	$1,555,064	$1,589,402	$1,635,953	$1,661,865	$1,666,668
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,085,169	1,160,182	1,162,012	1,143,010	1,179,199
Retail certificates of deposit	622,091	530,236	544,741	584,259	612,936
Money market deposit accounts	579,106	617,029	624,708	645,242	656,266
Governmental deposit accounts	649,303	625,965	734,734	728,057	734,784
Savings accounts	1,024,638	1,068,547	1,077,383	1,080,053	1,065,678
Brokered deposits	273,156	125,580	86,089	86,739	87,395
Total interest-bearing deposits	$4,233,463	$4,127,539	$4,229,667	$4,267,360	$4,336,258
Total deposits	$5,788,527	$5,716,941	$5,865,620	$5,929,225	$6,002,926
Total demand deposits (b)	$2,640,233	$2,749,584	$2,797,965	$2,804,875	$2,845,867
Asset Quality
Nonperforming assets (NPAs): (c)
Loans 90+ days past due and accruing	$4,014	$4,842	$8,424	$8,236	$5,959
Nonaccrual loans	29,980	31,473	27,831	29,488	32,003
Total nonperforming loans (NPLs) (c)	33,994	36,315	36,255	37,724	37,962
Other real estate owned (OREO)	8,778	8,895	8,840	9,210	9,407
Total NPAs (c)	$42,772	$45,210	$45,095	$46,934	$47,369
Criticized loans (d)	$198,920	$191,355	$164,775	$181,395	$190,315
Classified loans (e)	93,271	89,604	94,848	115,483	109,530
Allowance for credit losses as a percent of NPLs (c)	156.80%	146.39%	145.82%	138.76%	144.27%
NPLs as a percent of total loans (c)	0.71%	0.77%	0.79%	0.82%	0.83%
NPAs as a percent of total assets (c)	0.58%	0.63%	0.64%	0.64%	0.65%
NPAs as a percent of total loans and OREO (c)	0.90%	0.96%	0.98%	1.02%	1.04%
Criticized loans as a percent of total loans (d)	4.18%	4.07%	3.57%	3.96%	4.19%
Classified loans as a percent of total loans (e)	1.96%	1.90%	2.06%	2.52%	2.41%
Allowance for credit losses as a percent of total loans	1.12%	1.13%	1.15%	1.14%	1.20%
Total demand deposits as a percent of total deposits (b)	45.61%	48.10%	47.70%	47.31%	47.41%
Capital Information (f)(g)(h)(i)
Common equity tier 1 risk-based capital ratio	12.22%	11.92%	11.80%	11.62%	11.51%
Tier 1 risk-based capital ratio	12.49%	12.19%	12.08%	11.91%	11.80%
Total risk-based capital ratio (tier 1 and tier 2)	13.35%	13.06%	12.98%	12.81%	12.78%
Tier 1 leverage ratio	9.02%	8.92%	8.64%	8.38%	8.29%
Common equity tier 1 capital	$624,292	$604,566	$584,880	$564,708	$547,215
Tier 1 capital	638,116	618,354	598,633	578,425	560,897
Total capital (tier 1 and tier 2)	682,477	662,421	643,189	622,516	607,493
Total risk-weighted assets	$5,110.318	$5,071,240	$4,955,627	$4,857,818	$4,752,428
Total stockholders' equity to total assets	11.21%	10.90%	10.86%	10.81%	11.17%
Tangible equity to tangible assets (j)	7.08%	6.67%	6.47%	6.60%	6.76%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing deposits is considered total demand deposits.
(c)Nonperforming loans and leases include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and leases, and OREO.
(d)Includes loans and leases categorized as a special mention, substandard, or doubtful.
(e)Includes loans and leases categorized as substandard or doubtful.
(f)Data presented as of the end of the period indicated.
(g)March 31, 2023 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.35% at March 31, 2023, 5.06% at December 31, 2022, 4.98% at September 30, 2022, 4.81% at June 30, 2022, 4.78% at March 31, 2022, compared to required capital conservation buffer of 2.50%.
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Provision for (recovery of) credit losses
Provision for (recovery of) other credit losses	$1,673	$2,023	$(7,006)
Provision for checking account overdraft credit losses	180	278	199
Total provision for (recovery of) credit losses	$1,853	$2,301	$(6,807)

Net charge-offs
Gross charge-offs	$1,855	$2,481	$2,333
Recoveries	311	348	423
Net charge-offs	$1,544	$2,133	$1,910

Net charge-offs (recoveries) by type
Construction	$9	$16	$—
Commercial real estate, other	$6	$99	$229
Commercial and industrial	1	(16)	459
Premium finance	14	38	14
Leases	389	807	297
Residential real estate	12	124	295
Home equity lines of credit	19	26	(13)
Consumer, indirect	850	711	299
Consumer, direct	89	70	125
Deposit account overdrafts	155	258	205
Total net charge-offs	$1,544	$2,133	$1,910

Net charge-offs as a percent of average total loans (annualized)	0.13%	0.18%	0.17%

SUPPLEMENTAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2023	2022	2022	2021	2022

Trust assets under administration and management	$1,803,887	$1,764,639	$1,682,334	$1,731,454	$1,927,828
Brokerage assets under administration and management	1,318,300	1,211,868	1,127,831	1,068,261	1,152,530
Mortgage loans serviced for others	$384,005	$392,364	$400,736	$410,007	$420,024
Employees (full-time equivalent)	1,286	1,267	1,244	1,261	1,245

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$35,223	$388	4.47%	$44,421	$404	3.61%	$332,098	$160	0.20%
Investment securities (a)(b)	1,788,254	12,347	2.76%	1,652,742	9,741	2.35%	1,670,379	7,412	1.78%
Loans (b)(c):
Construction	239,492	3,963	6.62%	234,233	3,596	6.01%	225,676	2,155	3.82%
Commercial real estate, other	1,333,062	19,794	5.94%	1,293,500	18,431	5.58%	1,362,434	14,782	4.34%
Commercial and industrial	877,391	14,610	6.66%	885,111	13,455	5.95%	888,598	8,023	3.61%
Premium finance	147,895	2,150	5.81%	161,382	1,898	4.60%	132,758	1,164	3.51%
Leases	342,583	9,643	11.26%	325,113	8,448	10.17%	162,277	6,102	15.04%
Residential real estate (d)	839,822	9,717	4.63%	853,354	9,321	4.37%	913,730	9,766	4.28%
Home equity lines of credit	176,327	2,966	6.82%	177,778	2,723	6.08%	163,339	1,612	4.00%
Consumer, indirect	640,359	7,231	4.58%	612,696	6,834	4.43%	523,770	5,045	3.91%
Consumer, direct	108,488	1,739	6.50%	113,045	1,763	6.19%	106,298	1,595	6.09%
Total loans and leases	4,705,419	71,813	6.12%	4,656,212	66,469	5.62%	4,478,880	50,244	4.50%
Allowance for credit losses	(52,669)			(52,253)			(61,947)
Net loans and leases	4,652,750			4,603,959			4,416,933
Total earning assets	6,476,227	84,548	5.23%	6,301,122	76,614	4.79%	6,419,410	57,816	3.61%

Goodwill and other intangible assets	325,545			327,377			304,124
Other assets	420,692			438,694			344,282
Total assets	$7,222,464			$7,067,193			$7,067,816

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$1,044,392	$136	0.05%	$1,069,646	$138	0.05%	$1,050,813	$34	0.01%
Governmental deposit accounts	637,959	1,066	0.68%	688,815	710	0.41%	670,419	447	0.27%
Interest-bearing demand accounts	1,103,966	180	0.07%	1,152,709	186	0.06%	1,171,266	92	0.03%
Money market deposit accounts	583,574	825	0.57%	615,460	522	0.34%	650,272	97	0.06%
Retail certificates of deposit	576,645	1,750	1.23%	534,145	717	0.53%	626,978	871	0.56%
Brokered deposits (e)	224,325	1,704	3.08%	87,934	515	2.32%	91,531	512	2.27%
Total interest-bearing deposits	4,170,861	5,661	0.55%	4,148,709	2,788	0.27%	4,261,279	2,053	0.20%
Short-term borrowings (e)	471,426	4,457	3.83%	278,188	1,669	2.38%	154,346	338	0.89%
Long-term borrowings	98,477	1,153	4.69%	101,596	1,132	4.45%	129,098	724	2.26%
Total borrowed funds	569,903	5,610	3.98%	379,784	2,801	2.93%	283,444	1,062	1.51%
Total interest-bearing liabilities	4,740,764	11,271	0.96%	4,528,493	5,589	0.49%	4,544,723	3,115	0.28%

Non-interest-bearing deposits	1,556,636			1,639,580			1,606,665
Accrued expenses and other liabilities	123,599			130,470			81,676
Total liabilities	6,420,999			6,298,543			6,233,064
Stockholders’ equity	801,465			768,650			834,752
Total liabilities and stockholders' equity	$7,222,464			$7,067,193			$7,067,816

Net interest income/spread (b)		$73,277	4.27%		$71,025	4.30%		$54,701	3.33%
Net interest margin (b)			4.53%			4.44%			3.41%

(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 23.3% blended corporate income tax rate for each of the three months ended March 31, 2023 and December 31, 2022, and a 22.9% blended corporate income tax rate for the three months ended March 31, 2022.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on brokered deposits and interest expense on short-term FHLB advances (included in short-term borrowings) for all periods presented.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022

Core non-interest expense:
Total non-interest expense	$56,479	$53,366	$51,629
Less: acquisition-related expenses	551	702	1,373
Less: pension settlement charges	—	46	—
Less: COVID-19-related expenses	—	2	94
Core non-interest expense	$55,928	$52,616	$50,162

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022

Efficiency ratio:
Total non-interest expense	56,479	$53,366	51,629
Less: amortization of other intangible assets	1,871	1,998	1,708
Adjusted non-interest expense	$54,608	$51,368	$49,921

Total non-interest income	$19,060	$19,034	$20,050
Less: net (loss) gain on investment securities	(1,935)	(168)	130
Less: net loss on asset disposals and other transactions	(246)	(302)	(127)
Total non-interest income, excluding net gains and losses	$21,241	$19,504	$20,047

Net interest income	$72,878	$70,613	$54,310
Add: fully tax-equivalent adjustment (a)	399	412	391
Net interest income on a fully tax-equivalent basis	$73,277	$71,025	$54,701

Adjusted revenue	$94,518	$90,529	$74,748

Efficiency ratio	57.78%	56.74%	66.79%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$55,928	$52,616	$50,162
Less: amortization of other intangible assets	1,871	1,998	1,708
Adjusted core non-interest expense	$54,057	$50,618	$48,454

Adjusted revenue	$94,518	$90,529	$74,748

Efficiency ratio adjusted for non-core items	57.19%	55.91%	64.82%
`
(a) Tax effect is calculated using a 23.3% blended corporate income tax rate for each of the three months ended March 31, 2023 and December 31, 2022, and a 22.9% blended corporate income tax rate for the three months ended March 31, 2022.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

(Dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022

Tangible equity:
Total stockholders' equity	$819,543	$785,328	$760,511	$786,824	$808,340
Less: goodwill and other intangible assets	324,562	326,329	328,428	328,132	341,865
Tangible equity	$494,981	$458,999	$432,083	$458,692	$466,475

Tangible assets:
Total assets	$7,311,520	$7,207,304	$7,005,854	$7,278,292	$7,239,261
Less: goodwill and other intangible assets	324,562	326,329	328,428	328,132	341,865
Tangible assets	$6,986,958	$6,880,975	$6,677,426	$6,950,160	$6,897,396

Tangible book value per common share:
Tangible equity	$494,981	$458,999	$432,083	$458,692	$466,475
Common shares outstanding	28,488,158	28,287,837	28,278,078	28,290,115	28,453,175

Tangible book value per common share	$17.37	$16.23	$15.28	$16.21	$16.39

Tangible equity to tangible assets ratio:
Tangible equity	$494,981	$458,999	$432,083	$458,692	$466,475
Tangible assets	$6,986,958	$6,880,975	$6,677,426	$6,950,160	$6,897,396

Tangible equity to tangible assets ratio	7.08%	6.67%	6.47%	6.60%	6.76%

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022

Pre-provision net revenue:
Income before income taxes	$33,606	$33,980	$29,538
Add: provision for credit losses	1,853	2,301	—
Add: loss on OREO	10	—	1
Add: loss on investment securities	1,935	168	—
Add: loss on other assets	229	278	22
Add: net loss on other transactions	7	23	104
Less: recovery of credit losses	—	—	6,807
Less: gain on investment securities	—	—	130
Pre-provision net revenue	$37,640	$36,750	$22,728
Total average assets	$7,222,464	$7,067,193	$7,067,816

Pre-provision net revenue to total average assets (annualized)	2.11%	2.06%	1.30%

Weighted-average common shares outstanding – diluted	28,021,879	27,981,656	28,129,131
Pre-provision net revenue per common share – diluted	$1.34	$1.31	$0.81

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022

Annualized net income adjusted for non-core items:
Net income	$26,560	$26,849	$23,577
Add: loss on investment securities	1,935	168	—
Less: tax effect of loss on investment securities (a)	406	35	—
Less: gain on investment securities	—	—	130
Add: tax effect of net gain on investment securities (a)	—	—	27
Add: net loss on asset disposals and other transactions	246	302	127
Less: tax effect of net loss on asset disposals and other transactions (a)	52	63	27
Add: acquisition-related expenses	551	702	1,373
Less: tax effect of acquisition-related expenses (a)	116	147	288
Add: pension settlement charges	—	46	—
Less: tax effect of pension settlement charges (a)	—	10	—
Add: COVID-19-related expenses	—	2	94
Less: tax effect of COVID-19-related expenses (a)	—	—	20
Net income adjusted for non-core items (after tax)	$28,718	$27,814	$24,733

Days in the period	90	92	90
Days in the year	365	365	365
Annualized net income	$107,716	$106,520	$95,618
Annualized net income adjusted for non-core items (after tax)	$116,467	$110,349	$100,306
Return on average assets:
Annualized net income	$107,716	$106,520	$95,618
Total average assets	$7,222,464	$7,067,193	$7,067,816
Return on average assets	1.49%	1.51%	1.35%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items (after tax)	$116,467	$110,349	$100,306
Total average assets	$7,222,464	$7,067,193	$7,067,816
Return on average assets adjusted for non-core items	1.61%	1.56%	1.42%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022

Annualized net income excluding amortization of other intangible assets:
Net income	$26,560	$26,849	$23,577
Add: amortization of other intangible assets	1,871	1,998	1,708
Less: tax effect of amortization of other intangible assets (a)	393	420	359
Net income excluding amortization of other intangible assets (after tax)	$28,038	$28,427	$24,926

Days in the period	90	92	90
Days in the year	365	365	365
Annualized net income	$107,716	$106,520	$95,618
Annualized net income excluding amortization of other intangible assets (after tax)	$113,710	$112,781	$101,089

Average tangible equity:
Total average stockholders' equity	$801,465	$768,650	$834,752
Less: average goodwill and other intangible assets	325,545	327,377	304,124
Average tangible equity	$475,920	$441,273	$530,628

Return on total average stockholders' equity ratio:
Annualized net income	$107,716	$106,520	$95,618
Total average stockholders' equity	$801,465	$768,650	$834,752

Return on total average stockholders' equity ratio	13.44%	13.86%	11.45%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets (after tax)	$113,710	$112,781	$101,089
Average tangible equity	$475,920	$441,273	$530,628

Return on average tangible equity ratio	23.89%	25.56%	19.05%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE